Exhibit 99.1

JONES ENERGY, INC. TO ACQUIRE ASSETS IN THE ANADARKO BASIN FOR $195 MILLION

TRANSACTION WILL BE IMMEDIATELY ACCRETIVE TO CASH FLOW AND EARNINGS

INCREASES PRODUCTION AND STRENGTHENS POSITION IN CORE, LIQUIDS-RICH CLEVELAND PLAY

Austin, TX — November 25, 2013 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or “the Company”), an independent oil and gas company, today announced it has entered into a definitive agreement with a privately-held company to acquire producing and undeveloped oil and gas assets in the Anadarko Basin for $195 million.  The assets acquired include approximately 26,000 net acres in the Cleveland, Tonkawa, and Marmaton plays in the Texas Panhandle and western Oklahoma.

Acquisition Highlights

•                  26,000 net acres in our core liquids-rich Cleveland play; over 90% held by production (HBP) and operated

•                  225 identified drilling locations with a high average working interest (70%)

•                  92 producing wells with net production of approximately 3,400 barrels of oil equivalent per day (Boe/d); 54% liquids

•                  Proved reserves of 14.3 million barrels of oil equivalent (MMBoe)

•                  Significantly accretive to cash flow/share and accretive to earnings/share in 2014

Jonny Jones, Chairman and Chief Executive Officer of Jones Energy, commented, “This transaction increases our inventory of drilling locations in one of our core operating areas at an attractive valuation, providing us with increased visibility and sustainability of growth in this productive area.  We are acquiring appealing assets in the heart of the liquids-rich fairway of our Cleveland play, where we have operated for over 25 years and drilled over 300 horizontal wells.  Of the 225 high-quality drilling locations we are acquiring, over 185 are in the Cleveland play, where our costs are best in class.  Jones Energy has a strong track record of identifying and integrating assets in areas we know well, and we expect these wells to deliver the same high returns as those drilled on our existing Cleveland acreage.”

The acquisition adds proved reserves of 14.3 MMBoe and current net production of 3,400 Boe/d, of which 54% is liquids.  These assets will bring Jones Energy’s total number of identified Cleveland drilling locations to over 680, providing over seven years of drilling in the Cleveland formation alone at the current pace of eight rigs.  In addition to increasing the Company’s Cleveland inventory, the acquired properties add significant drilling locations in the Tonkawa and Marmaton plays.  The Company confirms its previously announced plans to test the Tonkawa in the first half of 2014.  As a result of this acquisition, the Company plans to add two rigs to accelerate its overall development program, bringing the total Company rig count from 10 to 12 rigs in 2014.

Jones added, “As we look ahead, we will continue to focus on a targeted number of core areas to capitalize on our operational expertise to drive low-cost production growth.  Since most of the acquired acreage is HBP, we will have the flexibility to optimize drilling across our portfolio.  In addition, assuming a successful outcome to the enhanced completion techniques we are currently testing, all of the acquired drilling locations will be developed using these techniques.”

The Company expects to finance the acquisition under its existing revolving credit facility and anticipates the transaction will close by the end of the year, subject to completion of due diligence and customary closing conditions.

Conference Call and Webcast Details

Jones Energy will host a conference call and webcast for investors and analysts to discuss the acquisition on Tuesday, November 26, 2013 at 8:30 a.m. ET (7:30 a.m. CT).  Participants may join the conference call by dialing (866) 270-1533 (for domestic U.S.) or (412) 317-0797 (International).  Presentation slides and a webcast will also be available in the “Investor Relations” section of the Company’s website (www.jonesenergy.com).

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma.  Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contact:

Robert Brooks, 512-328-2953

Executive Vice President & CFO

Media Contact:

Paul Caminiti/Robin Weinberg

Sard Verbinnen, 212-687-8080

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including guidance regarding the timing and location of additional rigs, results of the Company’s drilling program, average daily production, percentage liquids, operating expenses, production taxes as a percentage of revenue, G&A expenses and capital expenditure levels.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.